Exhibit 10.55

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

TURN-KEY PROJECT MANUFACTURING AGREEMENT
Dated 23 March, 2014

THIS AGREEMENT (the “Agreement”) is effective as of 23 March, 2014 (the “Effective Date”), by and between Venus Concept Ltd. an Israeli company having a principal place of business at Building 62 Hahermesh st POB 6264 Karmiel 21652 Israel (“Customer”) and U.S.R. Electronic Systems (1987) Ltd., an Israeli company having its principal place of business at 19 Hanapach st Karmiel, 21617, Israel, and its affiliates and subsidiaries (“USR”).

Whereas	Customer wishes to appoint USR as its Turn Key manufacturer, who shall manufacture for the Customer certain electronic devices; and
Whereas	USR has the ability and expertise in the Turn Key manufacturing of electronic devices and is capable of manufacturing the products; and
Whereas	the parties agree that USR will manufacture the products for the Customer according to the terms of this agreement;

Now, therefore; it is agreed by the parties as follows:

1.Manufacture on Turnkey Basis

USR will procure materials, manufacture, assemble and sell to Customer the products ordered (the: “Products”). USR shall be entitled to engage subcontractors in the performance of its obligations under this agreement.

2.Purchase Orders

The Customer will issue USR a binding Purchase Orders (“PO”) on a monthly basis (no later than the 24th day of each month) so that at any time USR will have no less than three (3) months (excluding the month on which the applicable PO is issued) PO lead time to delivery. PO’s shall be irrevocable. Increasing of quantities, rescheduling of deliveries and expedites of deliveries will be approved in writing based on production capacity and material deliveries to USR. When issuing an order, the customer will approve the material purchasing process according to minimum order quantities (“MOQ”) or minimum package quantities (“MPQ”) (according to paragraph 6.1). This MOQ and MPQ approval will be considered as Customer obligation and the Customer will purchase all the excess materials at the end of the project, termination of this agreement with or without any cause or in any case of discontinuation of production due to Customer request and in accordance with paragraph 6.3.

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3.Forecasts

The customer will provide USR, no later than the 25th day of every calendar month, a rolling forecast covering at least the period of three (3) calendar months beginning at the end of the period mentioned in section 2. Based on this forecast USR will purchase all the long lead items (“LLI”), the customer will be noticed and will approve the purchase of these items and will be obligated for this inventory accordingly.

4.Payment Terms

4.1

All payments made under this Agreement shall be made by Customer to USR via electronic funds transfer in US Dollars within sixty (60) calendar days following the end of the month of the invoice without set-off of any kind (subject to section 8.2). Customer shall repo any believed discrepancies in USR’ invoices on later than ten (10) working days after the date of invoice.

4.2

The parties agree that the exchange rate between the US Dollar and NIS shall be equal to the last published exchange rate as published by the Bank Of Israel on the date of each payment, provided that in any event the exchange rate applicable to the cost of work performed including Mark up shall not be below [***] NIS/US$.

5.Product Pricing

For each Product, Customer will pay USR a price (“Product Price”) which shall consist of ( a + b + c + d ) which (a) The DDU cost of materials and (b) Material Overhead = (a) * Mark up and (c) The components placement machines costs plus the labor costs based on [***] $ per hour and (d) The test costs based on [***] $ per hour. All changes in the price shall be by mutual agreed. Notwithstanding the above, if the costs of production increase due to changes in a Product requested by Customer the Product Price shall be adjusted to reflect the increase in USR’s costs. Any changes on the production definition requested by the customer that affect the manufacturing costs shall be priced according to the changes on the material cost and/or production process based on [***] $ per working hour . The customer shall approve such changes in writing and update the purchase orders respectively.

5.1

PPV Mechanism - In case of any gaps between prices that USR received from Customer or gaps between the price list and the actual purchase Price, Customer will approve in advance such gaps and will pay the Price variance accordingly including Mark up. PPV will be calculated by USR every week the Customer will issue a PO according to the agreed calculation.

5.2	NPI (including special engineering activities) will be priced and quoted separately.

6.Procurement of materials; Inventory management

6.1

Minimum Order Quantity - Customer hereby authorizes USR, and USR shall be entitled, to order as necessary to support orders issued and in accordance with material lead times. Such authorization shall include additional materials as are reasonably required taking into account supplier minimum order requirements and packaging sizes (“Minimum Order Quantity”, or “MOQ” as approved in advance by Customer). If applicable, any additions above [***] USD will require Customer’s prior written approval. MOQ will be approved by Customer not more than 24 hours from USR request.

6.2

Customer Authorized Vendors - USR will procure materials only from AVL for the Products and/or Spare Parts. Customer will provide USR with an AML/AVL for each B.O.M. item of a Product to be manufactured. Once Customer advises USR of its selected vendors, USR may not change to other vendors without Customer’s advance written approval.

6.3

Excess Material - Every week USR shall provide Customer the MRP results for approval, Customer shall response within one business day and approve/disapprove the purchasing requisition. Once a quarter and no later than two month from last delivery date Customer shell buy the approved excess material from USR + Mark up unless the customer issue an additional purchase order that consume this Excess Material.

6.4	Dead Material - Dead material = (allocation = 0). Customer will purchase remain monthly material with zero demand + Mark up at the end of each month.
6.5

Inventory Revaluation - Regarding the approved components and materials purchased pursuant to this agreement, during the first week of each calendar quarter, USR will propose component inventory revaluation of material that is on hand or on open purchase orders with suppliers whose prices cannot be changed based upon the prices of components in the previous quarter compared to those used in the current quarter Product pricing. The parties shall agree the inventory revaluation for the current quarter within one (1) week of Customer’s receipt of USR’s proposal, the “Inventory Revaluation”.

6.6

Unique Components - Customer Unique Components shall be defined as materials procured under PO or other written Customer procurement authorizations identified as vendor identified non-cancelable/non-returnable and/or end of life (“EOL”) and/or last time buy (“LTB”) and /or obsolete (“NCNR”) components, and components beyond vendor cancellation window that cannot be returned nor used by USR on current production programs. Unique Components will be reviewed quarterly and will be approved in advance by Customer.

6.7

In the event of any technical change or cancellation, rescheduling or change in a PO by Customer (“Change”), and/or if the Customer did not place an order for product for [***] months and/or in the event of termination of this agreement from any reason, Customer shall purchase immediately any of USR’s obsolete and/or excess inventory, Products (finish or WIP) and / or materials, resulting from such Change or termination; - (i) identified by USR as long lead components; (ii) which are obsolete or LTB or EOL; (iii) purchased due to minimum purchase considerations; or (iv) purchased by USR pursuant to the parties mutual agreement, provided that such components were purchased by USR with respect to the fulfillment of its obligations under this agreement (“Repurchased Components”). The price paid by Customer shall be the DDU cost of materials plus Mark up. USR will transfer to the Customer a price list.

7.Warranty

7.1	USR undertakes that the Products shall correspond with their respective specifications for a period of [***] months following their supply to the Customer (the “Warranty Period”).
7.2	During the Warranty Period USR undertakes to:
7.2.1

Repair any defective or non-complying Products or part thereof which does not function correctly, according to their specifications, only due to a manufacturing defect (including but not limited to a fault in, workmanship or materials).

7.2.2	The warranty will not include matters not specified in this Section.
7.3	The warranty will not apply in such cases where the fault is due to any of the following:
7.3.1

The operation of the Products or the treatment or use thereof was not in accordance with the Products’ operation instructions, or the operation was by unqualified personnel or the Product was used in a non-suitable environment.

7.3.2

Faults due to the connection of the Products to other non-approved appliances, or devices, or damage to the Products due to an external factor such as accident, fire, flooding, electricity failure, air conditioning failure, etc.

7.4	In all the specified instances in section 7.3 above whereby the warranty does not apply, the Customer will bear the repair cost of the Products, including during the Warranty Period.

8.RMA Procedure

8.1

USR shall approve in advance on all Products to be returned for repair or rework. Customer shall obtain a Returned Material Authorization (RMA) number from USR prior to return shipment. Customer shall make reasonable commercial efforts to ensure that all returns shall state the specific reason for such return, and will be processed in accordance with USR’s Returned Material Authorization Procedure, a copy of which is available from USR upon request. Any repaired Product shall be warranted as set forth in this Article for a period equal to the greater of (i) the balance of the applicable warranty period relating to such product or (ii) thirty (30) days after it is received by Customer. The warranty for Service RMA shall be [***] days after supply date.

8.2

USR undertakes to repair the RMA within maximum 60 working days from actual returned date of goods excluding designed problem that is not solved by the customer or lack of tools/components in such cases the customer will be noticed.

8.3

RMA Service — In case of returned products which are not under warranty or returned products for upgrades, the pricing for the service will be based on the actual working hours plus the cost of components that needed to be replaced + mark up

9.Changes in Products (ECO)

9.1

Customer has the right to change the specifications of any Products, subject to a written notice to USR, allowing USR five (5) working days to adjust and prepare for the manufacture of the new revised Products. In case that major changes are required and subject to the availability of components the parties will mutually agree, on a case-by-case basis on the related cost and delivery schedule changes.

9.2

USR will have the right to offer updates at its own initiative with regard to the Production File; provided, however, that any such updates will not take place until Customer approves them in writing and until such time, they will not constitute part of the Production file.

9.3

If, as a result of a change ordered by Customer, USR will have to purchase new components or to carry out additional work; USR will have the right to postpone the delivery of the Products by a period to be agreed by both parties in writing. The cost of any increase in prices and/or additional material work required shall be mutually agreed by the parties and shall be borne by Customer.

9.4

Customer will provide notice regarding any change of components in writing, at least [***] days before the actual planned date of change. USR shall notify Customer promptly as to whether the changed components are in its inventory. Customer shall cover the cost of any components that were already purchased by USR, prior to the notice of change of specification, provided however, that such component are not required for the manufacturing of other Products.

9.5

Should USR experience any difficulties in production or any other problem that may render the performance of any of the terms of this Agreement impossible, it shall immediately inform Customer of any such occurrences in writing and the parties will attempt to reach an agreed upon solution.

9.6

In the event of any technical change by Customer (“Change”), Customer shall immediately purchase any of USR’s obsolete and/or excess inventory, Products (finish or WI) and/or materials, resulting from such Change.

9.7

Engineering Charge — ECO (not including the production charges due to the ECO) - Customer will pay for the first production [***] $/placement. For the Second production & forward [***] $/placement. For Mass production any ECO = Charge [***] $.

10.Yield

The customer shall cover the all costs (material + overhead + labor + test) regarding the products and/or materials that defined as defective and the cause is not the workmanship or incoming material inspection, based on the production file supplied by the customer or known production standards.

11.Terms & Termination

11.1

This agreement will have initial term of one (1) years starting the effective date. After the initial term, the agreement will automatically renew for additional one year period(s) unless either party provides the other with at least three (3) months prior written notice of its intention not to renew the agreement prior the expiration date.

11.2	The parties will have the right to terminate this Agreement at any time subject to a three (3) months prior written notice.
11.3	The parties may terminate this Agreement for cause, upon a thirty (30) days prior written notice if any of the following events occur:
(a)	One party commits or binds the other party to any legal obligations without receiving the other party written approval.
(b)

A receiver, trustee, or liquidator is appointed for any of the one party properties or assets; the party admits its inability to pay its debts as they mature; the party makes a general assignment for the benefit of creditors, or readjustment of its debts is filed under any law or statute; or the party ceases its business activities. In case that such petition is filed by a third party the party shall have the right to terminate this Agreement in case that such action is not reversed or cancelled within thirty (30) days.

(c)

One party commits a material breach of this Agreement or fails to perform any of its obligations hereunder provided that such breach is not remedied to the reasonable satisfaction of the other party within thirty (30) days.

(d)	One party assigns any of its rights and/or obligations hereunder without the other party prior written consent.

In the event of termination for cause, Customer shall be under obligation to meet USR payments pursuant to Section 4 of this Agreement.

11.4

The termination of this agreement shall not affect any outstanding POs and forecasts sent prior to the Notice, and shall not derogate from USR’s right to receive any payments due to USR in accordance with this agreement. Any delays due to force majeure shall not be deemed breach of this agreement.

12.Title to Specifications

The title to all specifications provided by Customer shall remain with Customer.

13.Title to Products

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Title to the Products shall pass to Customer upon receipt by USR of full payment pursuant to Sections 4 above. Risk of loss or damage for the Products shall pass to Customer upon delivery

14.No Solicitation

During the term of this agreement and for a period of twelve (12) months following the termination of this agreement for any reason, both parties shall not directly or indirectly: solicit, induce, recruit, hire or encourage any employee of the other party (during the term of his relationship with such party and for a period of twelve (12) months following the termination of such relationship) to leave such position.

15.Conflict between Agreements

In the event of any conflict or inconsistency between the terms of this agreement and any other agreement, the terms of this Agreement shall control and prevail, unless agreed otherwise by the parties in writing.

16.Governing Law

This agreement shall be governed by and construed in accordance with the laws of state of Israel.

17.General

17.1	At the end of each month USR will present to the customer a delivery plan for the following month according to the open P.O.’s from the Customer and Excess inventory report.
17.2	Cancellation or rescheduling of P.O. will be only if it mutually agreed by both companies in writing.
17.3	The products will be delivered according to the Customer Packaging Guidelines and with tax Invoice which contains: order number and line number.

/s/ Liat Merhav______________________ USR	/s/ Aharon Edoute____________________ CUSTOMER